                   Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
-------------------------
[ ] Preliminary Proxy Statement              |X| Definitive Proxy Statement

[ ] Definitive Additional Materials          [ ] Soliciting Material Pursuant to
                                                 Rule 14a-11(c) or Rule 14a-12

                              MIKRON INFRARED, INC.
                (Name of Registrant as Specified in its Charter)

                              MIKRON INFRARED, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check in the appropriate box):
|X| No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1 1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:
         (2) Form, Schedule or Registration No.:
         (3) Filing Party:
         (4) Date Filed:

                             MIKRON INFRARED, INC.
                                16 THORNTON ROAD
                           OAKLAND, NEW JERSEY 07436
                                 (201) 405-0900

                                [Mikron 'r' Logo]

                                                                  March 24, 2004

Dear Shareholder:

    Mikron's 2004 Annual Stockholders' Meeting will be held on April 26, 2004 at our offices located at 16 Thornton Road, Oakland, New Jersey, and we look forward to your attendance either in person or by proxy.

    The notice of annual meeting, proxy statement and proxy card from the Board of Directors are enclosed.

    The agenda for this year's annual meeting includes the annual election of directors and a proposal to ratify the appointment of our independent auditor. The Board of Directors recommends that you vote FOR election of the slate of director nominees and FOR ratification of appointment of the independent auditor. Please refer to the proxy statement for detailed information on each of the proposals. If you have any further questions concerning the annual meeting or any of the proposals, please contact Mikron Investor Relations at (201) 405-0900. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer and Trust Company by phone at (800) 937-5449 (within the U.S. and Canada) or (718) 921-8200 (outside the U.S. and Canada).

                                           Sincerely yours,

                                           /s/ Gerald D. Posner
                                           GERALD D. POSNER
                                           Chief Executive Officer

                               [Mikron 'r' Logo]

                              -------------------
                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                                 APRIL 26, 2004
                            11:00 A.M. EASTERN TIME
                              -------------------

Dear Shareholder,

    You are cordially invited to attend the 2004 annual meeting of shareholders of Mikron Infrared, Inc. which will be held on April 26, 2004 at Mikron's offices located at 16 Thornton Road, Oakland, New Jersey 07436 at 11:00 AM local time. At the meeting, you will be asked to consider and vote on the following proposals:

        1. To elect six directors, each to hold office for a term of one year or until their respective successors shall have been duly elected or appointed;

        2. To ratify the appointment of BDO Seidman, LLP as our independent auditors for the fiscal year ending October 31, 2004; and

        3. To transact such other business as may properly come before the meeting.

    These items are more fully described in the following pages, which are made part of this notice. Only shareholders of record on the books of the company at the close of business on March 19, 2004 will be entitled to vote at the annual meeting.

    To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. You may submit your vote by mail, using the proxy card and pre-addressed and stamped return envelope enclosed with this notice, or you may vote your shares in person at the meeting.

    Enclosed are copies of the Annual Report to our Shareholders consisting of a letter from our Chief Executive Officer, our Form 10-KSB for the year ended October 31, 2003 and our Form 10-QSB for the quarter ended January 31, 2004.

                                          The Board of Directors,

                                          /s/ Steven D. Dreyer
                                          -----------------------
                                          By: STEVEN D. DREYER,
                                              Secretary

Oakland, New Jersey
March 24, 2004

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Proxy Statement.............................................    3
    Record Date; Share Ownership and Voting Requirements for
     Election of Directors and Adoption of Proposals........    3
    Submitting and Revoking Your Proxy......................    3
Proposal 1: Election of Directors...........................    4
Board Committees and Meetings...............................    6
Directors' Compensation.....................................    6
Security Ownership of Certain Beneficial Owners and
  Management................................................    6
Stock Price Performance Graph...............................    8
Committee on Executive Compensation.........................    8
Employment Contracts, Termination of Employment and Change
  in Control Arrangements...................................    9
Executive Compensation......................................    9
Certain Relationships and Related Transactions..............   11
Report of the Audit Committee...............................   12
Proposal 2 -- Ratification of Selection of Independent
  Auditor...................................................   12
    Fees Paid to BDO Seidman LLP............................   12
    Policy on Audit Committee Pre-Approval of Audit and
     Permissible Non-Audit Services of Independent Certified
     Public Accountants.....................................   13
Shareholder Proposals.......................................   13
Annual and Quarterly Reports to Shareholders................   13
Other Matters...............................................   13
    Compliance with Section 16(a) of the Exchange Act.......   13

                                     VOTING

    To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Our shareholders may submit their votes by mail, using the enclosed proxy card. We encourage our shareholders to vote using that method whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted by mail will be superseded by the vote that you cast at the annual meeting.

                              [Mikron 'r' Logo]

                             MIKRON INFRARED, INC.
                                16 THORNTON ROAD
                           OAKLAND, NEW JERSEY 07436

                              -------------------
                                PROXY STATEMENT
                              -------------------

    The enclosed proxy is solicited by Mikron's Board of Directors for the Annual Shareholders' Meeting to be held at Mikron's offices, 16 Thornton Drive, Oakland, New Jersey, on Monday, April 26, 2004, at 11:00 a.m. Eastern Time, and at any postponement or adjournment of the meeting, for the purposes set forth in 'Notice of Annual Shareholders' Meeting' on page 1.

RECORD DATE; SHARE OWNERSHIP AND VOTING REQUIREMENTS FOR
ELECTION OF DIRECTORS AND ADOPTION OF PROPOSALS

    Only shareholders of record on the books of the company at the close of business on March 19, 2004 will be entitled to vote at the annual meeting. Presence in person or by proxy of a majority of the shares of common stock outstanding on the record date is required for a quorum. If you held your shares on that date, you may vote your shares at the meeting either in person or by your duly authorized proxy. As of the close of business on March 19, 2004, the company had 5,259,628 outstanding shares of common stock. Copies of this proxy statement were first available to shareholders on March 24, 2004.

    Our common stock is our only class of voting securities. Each share of Mikron common stock outstanding on the record date will be entitled to one vote on all matters. To be elected, a director must receive a plurality of the votes cast at the annual meeting by the holders of the outstanding shares of our common stock entitled to vote. The term 'votes cast' means the sum of all shares voted in favor and against a proposal, but excluding any votes to abstain. The affirmative vote of a majority of the votes cast at the annual meeting by the holders of the outstanding shares of our common stock entitled to vote is required to authorize the proposed amendment and restatement of the Omnibus Stock Incentive Plan and to ratify the selection of the company's auditor for fiscal 2004. For the purpose of determining whether matters other than the election of directors have been approved by the shareholders, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether that matter has been approved by shareholders, but they are counted as present for purposes of determining the existence of a quorum at the annual meeting.

SUBMITTING AND REVOKING YOUR PROXY

    If you complete and submit your proxy (see 'Voting' on page 2), the shares represented by your proxy will be voted at the annual meeting in accordance with your instructions. If you submit a proxy by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted as follows:

     FOR the election of the nominees for director set forth in 'Proposal 1:
     Election of Directors' on page 4; and

     FOR ratification of the appointment of BDO Seidman LLP as the company's independent auditor for 2004 set forth in 'Proposal 2: Ratification of Selection of Auditors' on page 12.

    In addition, if other matters come before the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. The company has not received notice of other matters that may properly be presented at the annual meeting. You may revoke your proxy at any time prior to the start of the annual meeting by: (1) submitting a later-dated vote, in person at the annual meeting or by mail (see 'Voting' on page 2), or (2) delivering instructions to the Secretary of the company at 16 Thornton Road, Oakland, New Jersey 07436.

PROPOSAL 1: ELECTION OF DIRECTORS

    Unless otherwise marked, all proxies received will be voted FOR the election of each nominee named in this section. Each current director has been nominated for reelection. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the proxies may be voted either
(i) for a substitute nominee designated by the present Board of Directors to fill the vacancy or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the Board of Directors may reduce the size of the Board. The Board of Directors has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the next annual shareholders' meeting following the 2004 annual meeting or until their successors, if any, are elected or appointed. Set forth in this section are the names and biographical information for each of the nominees. THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Lawrence C. Karlson ......................  Mr. Karlson, since his retirement in 1993 as Chairman
60 years old                                and a director of Spectra-Physics AB, provided
Director since 2000                         consulting services to a variety of businesses and has
Chairman of the Board of the Company        acted as a private investor in both mature and
Member of the Audit and Compensation        development stage companies. In 1983 Mr. Karlson formed
Committees                                  Nobel Electronics, an autonomous business unit of AB
                                            Bofors, which manufactured instrumentation for the
                                            polymer processing and weighing and force measurement
                                            and position control industries. Nobel Electronics
                                            merged with Pharos AB, a company traded on the Stockholm
                                            Stock Exchange, of which Mr. Karlson became President
                                            and Chief Executive Officer. As a result of certain
                                            consolidation transactions, Mr. Karlson became Chairman
                                            and a director of Spectra AB in 1990, whose business
                                            focused on niche oriented, high technology companies
                                            specializing in lasers, opto-electronic instruments and
                                            microwave transmission. Aggregate sales for the
                                            Spectra-Physics AB group of companies exceeded $685
                                            million in 1990. Prior to forming Nobel Electronics,
                                            Mr. Karlson held various positions with Fisher & Porter
                                            Company commencing in 1965 and was appointed President
                                            in 1981. Mr. Karlson received a Master degree in
                                            Business Administration from the Wharton School at the
                                            University of Pennsylvania. Mr. Karlson is also a
                                            director of CDI Corp., a New York Stock Exchange listed
                                            professional services and outsourcing company.

Gerald D. Posner .........................  Mr. Posner has served as a director, and as President of
55 years old                                our company since May 1999. He is the former President
Director since 1999                         and a major shareholder of Electronic Measurements,
President and Chief Executive Officer of    Inc., a New Jersey based manufacturer of power supplies.
the Company                                 Under Mr. Posner's leadership, a successful LBO creating
                                            significant investor appreciation was completed in 1998,
                                            resulting in the sale of Electronic Measurements, Inc.
                                            to Siebe, plc. Prior to his involvement at Electronic
                                            Measurements, Mr. Posner was President of Eurotherm
                                            plc's temperature instrumentation subsidiary in the U.S.
                                            Mr. Posner holds a B.S.E.E. degree from Cooper Union and
                                            a Master degree in Business Administration from Clark
                                            University.

Dennis L. Stoneman .......................  Mr. Stoneman joined us as a director and as a Vice
70 years old                                President in May 1999. He spent the 14 year period prior
Director since 1999                         to joining us working in various capacities for several
Executive Vice President of the Company     U.S. and overseas subsidiaries of Eurotherm plc. Between
                                            1996 until his retirement at the end of 1998,
                                            Mr. Stoneman served as Eurotherm's Director of Business
                                            Development, primarily concerning himself with the
                                            acquisition of companies in the field of
                                            instrumentation, controls, solid state relays, AC and DC
                                            variable speed motor controls. Between 1993 and 1996,
                                            Mr. Stoneman was President of Eurotherm Instrumentation
                                            and Controls world-wide where he was in charge of five
                                            manufacturing, three research and development, and seven
                                            sales operations generating $125 million annually.

Keikhosrow Irani .........................  Mr. Irani is one of our co-founders and has served as
67 years old                                one of our directors since we were organized in 1969. On
Director since 1969                         August 31, 1995 he became President and Chief Executive
Chief Technical Officer of the Company      Officer. On May 17, 1999 he vacated his position as
                                            President, and became Chief Technical Officer. Mr. Irani
                                            holds the degree of Master of Science in Electrical
                                            Engineering from the University of Missouri and is
                                            listed as inventor on patents in infrared thermometery.

William J. Eckenrode .....................  Mr. Eckenrode retired in 1998 as Vice President of
68 years old                                Finance and Administration of Berwind Group, a position
Director since 2000                         he held during the 16 year period that preceded his
Chairman of the Audit Committee             retirement. Berwind Group is a privately owned
                                            investment management company with revenues in excess of
                                            one billion dollars. It operates businesses in the
                                            industrial, pharmaceutical and real estate sectors.
                                            Prior to joining Berwind, Mr. Eckenrode held various
                                            management positions with Allis Chalmers Manufacturing
                                            Company, U. S. Steel Corp, United Aircraft Corp, SPS
                                            Technologies Inc., ITE Imperial Corp., and the Fisher
                                            and Porter Company. Mr. Eckenrode holds a Bachelor of
                                            Science degree in Economics from Villanova University.

Henry M. Rowan ...........................  Mr. Rowan founded (1954) and is currently the President
79 years old                                of Inductotherm Industries, located in Rancocas, New
Director since 2000                         Jersey. Inductotherm is a leader in the design and
President of Inductotherm Industries        manufacture of equipment for induction melting, heat
Chairman of the Compensation Committee      treating and welding and is comprised of 100 companies
                                            pursuing 50 different technologies with customers in 83
                                            countries. Mr. Rowan holds a Bachelor of Science degree
                                            in Electrical Engineering from the Massachusetts
                                            Institute of Technology.

    Except as noted, each nominee has been engaged in the principal occupation described during the past five years. There are no family relationships among any directors or executive officers of the company. Stock ownership information is shown under the heading 'Security Ownership of Certain Beneficial Owners and Management' on page 6 and is based upon information furnished by the respective individuals.

                         BOARD COMMITTEES AND MEETINGS

    The Board of Directors currently has standing Audit and Compensation Committees. The Audit Committee has a written charter approved by the Board. The members of the committees are, as follows:

Audit:           Messrs. Eckenrode (Chair) and Karlson
Compensation:    Messrs. Rowan (Chair) and Karlson

    The Audit Committee assists the Board of Directors in its general oversight of the company's financial reporting, internal controls and audit functions. During fiscal 2003, the Audit Committee held two meetings. For further information, see 'Report of the Audit Committee' on page 12.

    The Compensation Committee administers the company's incentive stock ownership plan, including the review and grant of stock options to officers and other employees under that plan. The Compensation Committee also reviews and approves various other company compensation policies and matters, and reviews and approves salaries and other matters relating to compensation of the executive officers of the company. The Compensation Committee held three meetings during fiscal 2003. For further information, see 'Report of the Compensation Committee on Executive Compensation' on page 8.

    The Board of Directors held four meetings during fiscal 2003. Each director is expected to attend each meeting of the Board and the committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. No director attended less than 75% of all the meetings of the Board and the committees on which he served in fiscal 2003.

                            DIRECTORS' COMPENSATION

    The company has not paid and does not presently propose to pay cash compensation to any director for acting in such capacity, except for reimbursement for reasonable expenses in attending Board and Board Committee meetings.

    The company grants stock options under its Omnibus Incentive Stock Ownership Plan to non-employee directors, but did not grant any options to any of its directors during fiscal 2003.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Set forth below is information concerning the common stock ownership as of March 19, 2004 by (i) each person who we know owns beneficially 5% or more of our outstanding common stock, (ii) each director, and (iii) all of our directors and officers as a group:

                                                           AMOUNT AND
                                                           NATURE OF      PERCENTAGE OF
                                                           BENEFICIAL      OUTSTANDING
        NAME AND ADDRESS OF BENEFICIAL OWNER(1)           OWNERSHIP(1)   SHARES OWNED(2)
        ---------------------------------------           ------------   ---------------
Steven N. Bronson(3)....................................     642,424          12.2%
Keikhosrow Irani........................................     580,984          11.0%
Karen Beck(4)...........................................     510,000           9.7%
Oberweis Asset Management, Inc.(5)......................     315,000           6.0%
Gerald D. Posner........................................     579,761(6)       10.7%
Dennis Stoneman.........................................     384,095(7)        7.3%
Lawrence C. Karlson(8)..................................     174,500(9)        3.3%
William J. Eckenrode(10)................................      55,000(11)       1.0%
Henry M. Rowan(12)......................................      25,000(11)    --
Paul A. Kohmescher......................................      20,000(13)    --
All Officers and Directors as a Group (7 persons).......   1,819,340(14)      32.9%

---------

  -- indicates ownership of less than 1%

 (1) All shares are owned beneficially and of record unless indicated otherwise. Unless otherwise noted, the address of each shareholder is c/o the company, 16 Thornton Road, Oakland, New Jersey.

 (2) Based upon 5,259,628 shares issued and outstanding, plus where indicated, shares issuable under outstanding options.

 (3) Mr. Bronson's address is 10 South Street, Suite 202, Ridgefield, CT.

 (4) Ms. Beck's address is Urbanstrasse 41, D-14165 Berlin, Germany

 (5) According to the Schedule 13G filed in or about February 2004, by Oberweis Asset Management, Inc. ('OAM') on behalf of itself and Messrs. James D. Oberweis and James A. Oberweis, the principal address of OAM and such persons is 951 Ice Cream Drive, Suite 200, North Aurora, Illinois.

 (6) Includes 171,428 shares of common stock issuable pursuant to options which may be exercised within 60 days of the date of this prospectus. See 'Employment Contracts, Termination Of Employment And Change In Control Arrangements.'

 (7) Includes 46,000 shares jointly owned by Mr. Stoneman and his wife, Eileen, as to which they share all voting and dispositive powers. Does not include 6,000 shares as to which Eileen Stoneman claims sole voting and dispositive powers, 5,000 shares as to which Mr. Stoneman's son, Drew Stoneman, and his wife, Lori Marino, claim shared voting and dispositive powers, 15,000 shares as to which Mr. Stoneman's son, Dennis Stoneman, Jr., and his wife, Sandra, claim shared voting and dispositive powers and 3,000 shares as to which Mr. Stoneman's mother in law, Millie Merolla, claims sole voting and dispositive powers.

 (8) Mr. Karlson's address is 2401 Casas de Marbella Drive, Palm Beach Gardens, Florida.

 (9) Includes 35,000 shares of common stock issuable pursuant to options which may be exercised within 60 days of the date of this prospectus. See, 'Executive Compensation -- Compensation of Directors.'

(10) Mr. Eckenrode's address is 575 Gramercy Lane, Downingtown, Pennsylvania.

(11) Includes 25,000 shares of common stock issuable pursuant to options which may be exercised within 60 days of the date of this prospectus. See, 'Executive Compensation -- Compensation of Directors.'

(12) Mr. Rowan's address is 10 Indel Avenue, Rancocas, New Jersey.

(13) Includes 10,000 shares of common stock issuable pursuant to an option which may be exercised within 60 days of the date of this prospectus.

(14) Includes the shares issuable within 60 days of this prospectus upon exercise of the options held by Messrs. Posner, Eckenrode, Karlson, Rowan and Kohmescher.

                         STOCK PRICE PERFORMANCE GRAPH

    The performance graph which follows compares the cumulative total shareholder returns on Mikron common stock for the five-year period ended October 31, 2003 with the S&P SmallCap600 Index and a peer group comprised of the Electronic Equipment Manufacturers industry segment of the S&P 600. The graph assumes that the value of our common stock and the value of each Index was $100 on October 31, 1998. This data was furnished by Standard & Poor's Compustat Services, Inc.

       COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

              MIKRON        S&P SMALLCAP       S&P 600
           INFRARED, INC.    600 INDEX        ELECTRONIC
"Oct98"        100              100              100
"Oct99"        160              112.04           127.92
"Oct00"        320              140.34           203.31
"Oct01"        420.8            131.31           106.02
"Oct02"        318.4            126.35            83.37
"Oct03"        1032             168.78           121.48


                           REPORT OF THE COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

    During Fiscal 1999, the Board established a Compensation Committee to administer Mikron's Omnibus Stock Incentive Plan (the 'Plan') and to develop executive compensation policies and practices which coincide with and enhance Mikron's business plans and strategies. During Fiscal 2003, the Board re-appointed the undersigned as members of that Committee.

    The company's general compensation philosophy is that total cash compensation should vary with the performance of the company in attaining financial and non-financial objectives and that any long-term incentive compensation should be closely aligned with the interests of the shareholders.

    The employment agreements that Mikron executed with Messrs. Posner and Stoneman provided for sizable grants of options under the Plan which were designed to motivate these key executives to propel Mikron to generate much higher levels of revenues and earnings through growth and expansion. Those options, as amended during fiscal 2001, entitled each of Messrs. Posner and Stoneman to purchase 171,428 shares of common stock at $1.00 per share, and absolutely vested on May 15, 2004.

    As we informed our shareholders in this Committee's report contained in last year's annual meeting proxy statement, Messrs. Posner's and Stoneman's employment agreements were scheduled to expire on May 16, 2003, and notwithstanding our judgment that the company's performance during fiscal 2002 would have justified requests by each of them for reasonable increases in their respective compensation packages, they were content to remain employed by the company under the compensation terms contained in the employment agreements they executed with the company in 1999. Accordingly, in fiscal 2003, we negotiated a two year extension of those agreements without any increases in or additions to the compensation payable to Messrs. Posner and Stoneman, other than such merit increases in their respective base salaries and any bonuses that we may decide to award to either or both of them during that period.

    In September 2003, this Committee met for the purpose of considering, among other things, whether to authorize any increases in the base salaries payable to Messrs. Posner, Stoneman and Kohmescher.

    After noting that Mr. Stoneman's base salary had remained fixed at $120,000 since he commenced his employment with the company in May 1999, and after taking consideration of the substantial improvement in the company's business and financial condition over the prior four years, and Mr. Stoneman's substantial contributions in that regard, this Committee authorized an increase in Mr. Stoneman's annual base to $140,000.

    We noted that, as in the case of Mr. Stoneman, Mr. Posner's base salary had not increased since the inception of his employment in May 1999, and that he, too, was substantially responsible for the business and financial success that the company had enjoyed over the past several fiscal years. We also reviewed a Management-prepared survey and supporting documentation pertaining to the base salaries paid to the CEOs of 31 publicly held companies similarly situated to the company with regard to revenues and pre-tax earnings. That survey revealed that those companies paid CEO base salaries ranging between $122,000 and $518,000, and that the average of those salaries was $262,000.

    After discussing the foregoing, this Committee expressed its willingness to increase Mr, Posner's base salary to a level in the middle portion of the above-mentioned range. However, after Mr. Posner articulated a desire to limit his increase to the 3% per annum level that had been applied to the company's employees, we authorized an increase in Mr. Posner's base salary to $230,000 per year.

    In Mr. Kohmescher's case, after noting that he had not received any increase in his $93,040 base salary since the inception of his employment in January 2001, we adopted Management's recommendations to increase his annual base to $104,000 and to award a $10,000 bonus to him in fiscal 2003.

    Also at our September 2003 meeting, we considered Management's recommendation that this Committee authorize a one year extension of Mr. Irani's current agreement at a base salary of $155,000, but with certain changes regarding the health benefits provisions afforded to him, and the addition of customary non-competition and intellectual property ownership provisions. After considering Management's recommendation, we authorized the proposed extension.

Henry M. Rowan, Chairman
Lawrence C. Karlson

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

    In January 2004, Keikhosrow Irani, who is our Chief Technology Officer, entered into a new one year contract with us. Pursuant to this agreement, Mr. Irani will receive a base salary of $155,000 and a car allowance of $6,000 for the year. We also agreed to provide disability and life insurance to Mr. Irani.

    In May 1999, Gerald D. Posner and Dennis Stoneman, our President and Executive Vice President, respectively, entered into four year employment agreements with us which provide for the payment of annual salaries of $200,000 and $100,000, respectively, subject to such merit increases and bonus awards, in each case, as our Board, or the Board's Compensation Committee, shall determine to grant. In accordance with those agreements, each of Messrs. Posner and Stoneman was granted options under the Plan to purchase 171,428 shares of common stock at an exercise price of $1.00 per share. Those options became fully vested on May 15, 2003. The employment agreements were amended so that they will continue in effect until May 16, 2005. During Fiscal 2003, the Compensation Committee of the Board increased to $230,000 and $140,000, respectively, the base salaries payable to Messrs. Posner and Stoneman. Those new base salaries became effective on November 1, 2003.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding the compensation we paid during each of our last three fiscal years to our Chief Executive Officer and to each of our other executive officers who received salary and bonus payments in excess of $100,000 during those years (collectively, the 'Named Executives'). We did not pay any compensation that would qualify as payouts pursuant to long-term incentive plans ('LTIP Payouts'), or 'All Other Compensation' and we did not issue any SARs during that period of time.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                   ANNUAL COMPENSATION               COMPENSATION AWARDS
                                          --------------------------------------   -----------------------
                                                                                   RESTRICTED   SECURITIES
                                                                  OTHER ANNUAL       STOCK      UNDERLYING
 NAME AND PRINCIPAL POSITION    YEAR      SALARY($)   BONUS($)   COMPENSATION($)   AWARDS($)    OPTIONS(#)
 ---------------------------    ----      ---------   --------   ---------------   ---------    ----------
Gerald D. Posner, CEO.........  2003      $208,000    $10,000        $ 4,000(1)
Gerald D. Posner, CEO.........  2002      $208,000         (2)
Gerald D. Posner, CEO.........  2001      $208,000
Keikhosrow Irani, CTO.........  2003      $150,000                   $11,000
Keikhosrow Irani, CTO.........  2002      $150,000                   $11,000
Keikhosrow Irani, CTO.........  2001      $148,462                   $11,000
Dennis Stoneman, EVP..........  2003      $120,000    $10,000        $ 6,000(3)                    (4)
Dennis Stoneman, EVP..........  2002      $120,000         (2)       $ 6,000(3)
Dennis Stoneman, VP...........  2001      $120,000                   $ 6,000(3)
Paul A. Kohmescher, CFO.......  2003      $ 98,402    $10,000        $ 5,000(5)
Paul A. Kohmescher, CFO.......  2002      $ 93,040    $ 8,617        $ 5,000(5)

---------

(1) Mr. Posner receives a car allowance.

(2) Does not include a $10,000 cash bonus awarded in fiscal 2003 with regard to fiscal 2002. The bonus was recorded as compensation income paid to the Executive in fiscal 2003.

(3) Mr. Stoneman receives a car allowance.

(4) Does not include compensation derived from the exercise in fiscal 2003 of an option to purchase 171,428 shares of common stock granted in 1999 pursuant to the Executive's employment agreement. See 'Employment Contracts, Termination of Employment and Change in Control Arrangements;' and 'Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/SAR Values.'

(5) Mr. Kohmescher receives a car allowance.

                              -------------------

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The Company did not grant any options or SARs to any of the Named Executive Officers during the fiscal year ended October 31, 2003.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

    None of the Named Executive Officers exercised any options during the fiscal year ended October 31, 2003, except Mr. Stoneman. The following table sets forth certain information regarding the options held by the Named Executive Officers:

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                         NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                           SHARES                       UNDERLYING UNEXERCISED     IN-THE MONEY OPTIONS/SARS
                        ACQUIRED ON       VALUE       OPTIONS/SARS AT FY-END (#)         AT FY-END ($)
         NAME           EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
         ----           ------------   ------------   -------------------------    -------------------------
Gerald D. Posner,
  CEO.................      --              --                171,428/0                   $737,140/$0
Dennis Stoneman, EVP..    171,428      $ 722,569                  0                            0
Paul A. Kohmescher, VP
  and CFO.............      --              --               15,000/5,000               $63,150/$21,050

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On November 27, 2002, we borrowed the principal amount of $250,000 from each of Gerald D. Posner, our President and a Director, and Dennis L. Stoneman, our Executive Vice President and a director. The proceeds of those loans were employed in connection our acquisition of the IMPAC Companies. We borrowed those funds pursuant to the terms of identical capital appreciation notes that provide for no payments of any kind during the term of five years and a semi-annually compounded yield of 9%. Payment of these obligations is not secured by any of our assets. Messrs. Posner and Stoneman have subordinated their entitlements to payment under the capital appreciation notes to the entitlements of Fleet National Bank to repayment of the amount we borrowed from them in connection with the IMPAC Companies acquisition. Our Board (other than Messrs. Posner and Stoneman) approved the terms of the capital appreciation notes after reaching a determination that those terms were competitive with the terms that we would have to accept from an unrelated third party lender, based upon the risks involved and the fact that no principal or interest was required to be paid until maturity.

    On May 3, 1999, we entered into a three-year financial consulting services agreement with Catalyst Financial LLC ('Catalyst'), a licensed brokerage and investment banking firm solely owned and controlled by Steven N. Bronson. At that time, Mr. Bronson was the Chairman of our Board and our Chief Executive Officer. Catalyst's basic compensation under this agreement included a payment of $5,000 per month during the term of the agreement and a five year warrant entitling it to purchase 100,000 shares of common stock at an exercise price of $1.00 per share. Catalyst exercised that warrant in May, 2003. The agreement also provided that, in the event that we effectuated, as a result of any introduction made by Catalyst, a merger, acquisition, consolidation, reorganization, recapitalization, business combination or other transaction (in each case, an 'M&A Transaction') during the term of the agreement, and during the one year period following the end of such term, Catalyst would be entitled to receive a finder's fee based upon a sliding scale ranging from 5% of the first $5,000,000 of consideration to 1% of any consideration in excess of $20,000,000. That agreement also provided that, if Catalyst rendered consulting services on an M&A Transaction, which did not result from an introduction made by it, Catalyst would be entitled to receive a finder's fee based upon a sliding scale ranging from 2.5% of the first $5,000,000 of consideration to .5% of any consideration in excess of $20,000,000. In May 2003, Catalyst commenced litigation proceedings against us seeking damages based upon allegations that it was entitled to be paid a finder's fee regarding our acquisition of the IMPAC companies. During Fiscal 2003, we settled the matter by agreeing to pay the sum of $50,000 to Catalyst and to register under the Securities Act of 1933 150,000 shares of our common stock held by Mr. Bronson. At that time, we were in the process of registering Catalyst's 100,000 shares under the Securities Act in accordance with an obligation to do so that was contained in Catalyst's warrant. During fiscal 2002, we paid fees aggregating $30,000 to Catalyst under the consulting agreement before it expired.

    For many years, we purchased certain of the products we sell from Chori Co., Ltd. and one of its US affiliates. Prior to March 27, 2003, Chori was an owner of 350,000 shares (more than 5%) of our common stock. On that date, Chori sold all of those shares at a price of $1.70 per share to Gerald D. Posner, our President and Chief Executive Officer (75,000 shares), Dennis L. Stoneman and various members of his family (75,000 shares), Lawrence C. Karlson, the Chairman of our Board (72,500 shares), Hermann Schlosser, one of our consultants (72,500 shares), William J. Eckenrode, one of our Directors (25,000 shares), Earnest M. Emery, one of our consultants (25,000 shares) and Paul A. Kohmescher, our Vice President and Chief Financial Officer (5,000 shares). During fiscal 2003, we purchased approximately $2,399,924, of products from or through Chori, and paid Chori and its US affiliate approximately $68,000, respectively, representing commissions paid at the rate of 5% of sales to those companies in their respective capacities as international sales representatives for all of our products. Our agreement regarding the payment of commissions to Chori and its US affiliate has ended. We do not anticipate paying them any commissions in the future.

                         REPORT OF THE AUDIT COMMITTEE

    The operations of this Committee are governed by a written charter. Only independent directors, as that term is defined by the Marketplace Rules of The Nasdaq Stock Market, may serve as members of this Committee.

    The primary function of this Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing:

     the financial reports and other financial information provided by Mikron to any governmental body or the public,

     Mikron's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and

     Mikron's auditing, accounting and financial reporting processes generally.

    This Committee performs its oversight regarding Mikron's financial reporting obligations by engaging in dialogs with management and with BDO Seidman LLP, Mikron's independent certified public accountants during the fiscal year ended October 31, 2003. The discussions in which we engage pertain to issues germane to the preparation of Mikron's quarterly and annual financial statements, and the conduct and completion of the audit of Mikron's annual financial statements.

    This Committee has reviewed and discussed Mikron's consolidated annual financial statements with management and with representatives of BDO Seidman LLP. We also discussed with representatives of that accounting firm the matters required to be discussed with Mikron's independent auditors pursuant to Statement of Accounting Standards No. 61, as amended, 'Communication with Audit Committees.'

    BDO Seidman LLP also provided to this Committee the written disclosures required by Independence Standards Board Standard No. 1, 'Independence Discussions with Audit Committees,' and we discussed the question of BDO Seidman LLP's independence with representatives of that firm.

    All of the non-audit services provided by BDO Seidman LLP during fiscal 2003, and the fees and costs incurred in connection with those services, were pre-approved by this Committee in accordance with our policy of pre-approval of audit and permissible non-audit services. (This policy is discussed in further detail below at Proposal No. 2.) Before approving the retention of BDO Seidman LLP for these non-audit services, this Committee considered whether such retention was compatible with maintaining BDO Seidman LLP's auditor independence. In reliance on the reviews and discussions with management and BDO Seidman LLP referred to above, this Committee believes that the non-audit services provided by BDO Seidman LLP were compatible with, and did not impair, BDO Seidman LLP's auditor independence.

William J. Eckenrode (Chairman)
Lawrence C. Karlson

         PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

    At the Annual Meeting, our shareholders will be asked to ratify the Board's appointment of BDO Seidman LLP ('Seidman') as our independent auditors for the fiscal year ending October 31, 2004. It is expected that a representative of Seidman will be present at the meeting.

FEES PAID TO BDO SEIDMAN LLP

                                                           FISCAL YEARS ENDED
                                                              OCTOBER 31,
                                                           ------------------
                                                             2003      2002
                                                             ----      ----
Audit Fees(1)............................................  $107,000   $21,750
Audit-related fees(2)....................................    51,000     --
Tax Fees.................................................    44,300    24,077
                                                           --------   -------
    Total................................................  $202,300   $45,827
                                                           --------   -------
                                                           --------   -------

(1) Audit services of BDO Seidman LLP consisted of the audit of our consolidated financial statements and quarterly review of our financial statements and filings on SEC forms 10-QSB ($92,000); and review of a registration statement on Form SB-2 ($15,000).

(2) Audit related fees includes due diligence and financial analyses performed in connection with Mikron's acquisition of the IMPAC Companies.

                              -------------------

    Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Certified Public Accountants.

    Beginning in fiscal 2003, our Audit Committee instituted a policy of pre-approving all audit and permissible non-audit services provided by our independent certified public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent certified public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent certified public accountants in accordance with this pre-approval requirement, and the fees that we have incurred for those services. The Audit Committee may also pre-approve additional services on a case-by-case basis. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by our independent certified public accountants.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 2 and proxies solicited by the Board of Directors will be so voted unless shareholders specify on their proxy card a contrary choice.

                             SHAREHOLDER PROPOSALS

    Shareholders who wish to present proposals for action at the 2005 Annual Meeting of Shareholders should submit their proposals in writing to our Corporate Secretary at our address set forth on the first page of this proxy statement. It is anticipated that the 2005 Annual Meeting will be held in or about April, 2005. Proposals must be received by the Secretary on or before January 2, 2005 in order to be considered for inclusion in next year's proxy materials.

                  ANNUAL AND QUARTERLY REPORTS TO SHAREHOLDERS

    Our Annual Report to Shareholders consisting of a letter from our Chief Executive Officer, our Annual Report on Form 10-KSB for the year ended October 31, 2003, including audited financial statements and our quarterly report on Form 10-QSB for the quarter ended January 31, 2004 have been mailed to the shareholders concurrently herewith, but such reports are not incorporated in this Proxy Statement and are not deemed to be part of the proxy solicitation material.

                                 OTHER MATTERS

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ('SEC'). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons. Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all of those filing requirements were complied with by our executive officers and directors during fiscal 2003, except Mr. Irani who filed two reports of changes in beneficial ownership of our common stock on SEC Form 4 on August 11, 2003 that should have been filed On July 17 and July 22, 2003, respectively.

    The Board of Directors does not know of any other matters that are to be presented for action at the meeting. If any other matters are properly brought before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

                                          By order of the Board of Directors

                                          /s/ Steven D. Dreyer

                                          STEVEN D. DREYER
                                          Secretary

March 24, 2004
Oakland, New Jersey

                                   Appendix 1

                              MIKRON INFRARED, INC.

         This Proxy is Solicited on Behalf of the Board of Directors of
                             Mikron Infrared, Inc.

The undersigned holder of the $.003 par value common stock (the "Common Shares") of Mikron Infrared, Inc. (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of the Company and Proxy Statement attached thereto, all relating to the Company's Annual Meeting of Shareholders (the "Annual Meeting"), and does appoint Gerald D. Posner, Dennis L. Stoneman and Keikhosrow Irani, and each of them, the true and lawful attorney or attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned according to the number of Common Shares the undersigned would be entitled to vote if then personally present at the Annual Meeting to be held at the offices of the Company located at 16 Thornton Road, Oakland, N.J., on April 26, 2004, at 11:00 A.M., or at any adjournment or adjournments thereof (the "Meeting"), and thereat to vote all Common Shares of the Company held by the undersigned and entitled to be voted thereat upon the following matters:

                (Continued and to be signed on the reverse side)

                        Annual Meeting of Shareholders of
                              MIKRON INFRARED, INC.
                                 April 26, 2004
                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                   as possible

                Please detach and mail in the envelope provided.

-------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE o
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1. To elect as Directors to serve until the Annual Meeting to be held in 2005, the Nominees listed below:

                        NOMINEES

[ ]  For all nominees   o Lawrence C. Karlson (Chairman)
                        o Henry M. Rowan
[ ]  Withhold authority o William J. Eckenrode
     for all nominees   o Gerald D. Posner
                        o Dennis L. Stoneman
[ ] For all except      o Keikhosrow Irani
    (see instructions below)


INSTRUCTION:   To withhold authority to vote for any individual
-----------    nominee(s), mark "FOR ALL EXCEPT" and fill in the
               circle next to each nominee you wish to withhold,
               as shown here: o
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
To change the address on your account, please [ ] check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via
this method.                                                                [ ]
--------------------------------------------------------------------------------

2. To ratify the appointment of                   FOR AGAINST ABSTAIN
BDO Seidman, LLP as the Company's
independent auditors for the                      [ ]   [ ]   [ ]
fiscal year ending October 31, 2003.


3. To transact such other business                FOR AGAINST ABSTAIN
as may properly come before
the meeting.                                      [ ]   [ ]   [ ]


This Proxy confers authority to vote "FOR" each of propositions 1 and 2, listed above unless otherwise indicated. If any other business is transacted at said meeting, this proxy shall be voted in accordance with the best judgment of the proxies. The Board of Directors recommends a vote of "FOR" for each of the listed propositions. This proxy is solicited on behalf of the Board of Directors of Mikron Infrared, Inc. and may be revoked prior to its exercise.

The cost of solicitation of proxies from our shareholders will be borne by us. We may also agree to pay banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principals.

All joint owners must sign.

Signature of Shareholder                       Date         Signature of Shareholder                 Date
                         -------------------       -------                           --------------      ----------

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.



                                       2


                         STATEMENT OF DIFFERENCES
                         ------------------------
The registered trademark symbol shall be expressed as................... 'r'